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                                                                     EXHIBIT 99

Press Release dated June 22, 2000, of Darden Restaurants, Inc.

                  DARDEN RESTAURANTS REPORTS RECORD ANNUAL AND
                    FOURTH QUARTER EARNINGS PER DILUTED SHARE

ORLANDO, FL - Darden Restaurants, Inc. today reported record earnings per diluted share of $1.31 for the fiscal year ended May 28, 2000 on earnings after tax of $173.1 million, excluding unusual fourth quarter non-operating gains this year and last year. This represents a 36% increase in annual earnings per diluted share.

Fourth quarter earnings per diluted share increased 30% to 43 cents on earnings after tax of $54.4 million (excluding the unusual gains). The world's largest casual dining company said full year sales increased 7% to $3.70 billion. Fourth quarter sales increased by over 10% to $1.01 billion, propelled by impressive comparable restaurant sales gains at Red Lobster and Olive Garden.

"This has been an outstanding year for Darden Restaurants," said Joe R. Lee, Chairman and Chief Executive Officer. "We achieved record sales and earnings per share and solidly positioned Darden for continued success. Guests are telling us that the foundations for our growth, Red Lobster and Olive Garden, are providing more satisfying food and more gracious service in a more enjoyable atmosphere. With the strong momentum at Red Lobster and Olive Garden, we are ramping up new restaurant growth at both companies. The current strength and growth prospects of Red Lobster and Olive Garden, the continued excitement and expansion of Bahama Breeze and the very encouraging early results of our Smokey Bones test concept, give me great confidence in our ability to capitalize on the tremendous growth opportunity in the casual dining industry."

Highlights for the quarter and fiscal year ended May 28, 2000, included the following:

o Annual earnings after tax, excluding an unusual $3.6 million after tax fourth quarter non-operating gain, were $173.1 million, or $1.31 per diluted share, on sales of $3.70 billion. Last year, earnings after tax before an unusual fourth quarter non-operating gain were $135.3 million, or 96 cents per diluted share, on sales of $3.46 billion.

o Fourth quarter earnings after tax, before the non-operating gain, were $54.4 million, or 43 cents per diluted share, on sales of $1.01 billion. Last year, fourth quarter earnings after tax before the non-operating gain were $45.9 million, or 33 cents per diluted share, on sales of $914.0 million.

o Red Lobster led the casual dining industry with a same-restaurant sales increase of 13.1% in the fourth quarter. This was Red Lobster's 10th consecutive quarter of comparable restaurant sales increases.


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o    Olive  Garden  continued  its  impressive  record  of  growth  with  a 5.3%
     same-restaurant sales increase, its 23rd consecutive quarter of comparable restaurant sales increases, and opened six new Tuscan farmhouse style restaurants.

o Bahama Breeze opened four additional restaurants during the fourth quarter, increasing the total number of restaurants in operation to 14. The newest restaurants are located in Phoenix, Miami, Ft. Myers, FL and Atlanta.

o Smokey Bones Sports Bar and BBQ opened its second restaurant in Orlando, and expects to open a third restaurant later this summer, in Columbus, OH.

o Darden purchased 3.4 million shares of its common stock in the fourth quarter bringing to 11.5 million the total number of shares repurchased during the year.

o As a result of favorable lease terminations, Darden reversed certain liabilities established for previously announced restructuring actions. This unusual, non-operating gain increased earnings after tax by $3.6 million and diluted earnings per share by 3 cents for the fourth quarter and the year.

Operating Highlights

RED LOBSTER'S fourth quarter sales of $576.4 million were 11% above prior year. The company's signature "Lobsterfest" promotion was particularly successful this year and contributed to a record fourth quarter same-restaurant sales increase of 13.1%. Strong guest traffic accounted for over half of the comparable sales gain. Sales of $2.07 billion for the fiscal year were almost 6% above prior year and average sales per restaurant for the year were $3.2 million - a record level for Red Lobster. Operating profits for the fourth quarter and fiscal year increased at strong double-digit percentage rates.

"Our fourth quarter performance was remarkable," said Dick Rivera, President of Red Lobster. "Our outstanding crew members are dedicated to providing our guests with hospitality you can taste and touch, and this commitment led to the most successful Lobsterfest promotion in our history. Our crew's passion for these fundamental tenets of our operating principles - Our Compass - is also why we enjoyed such exciting results for the year. Our vision is clear, we want to be a world-class company of seafood restaurants. This year, we made meaningful progress toward that goal."

OLIVE GARDEN'S fourth quarter sales of $408.6 million were 5% above prior year and its fourth quarter same-restaurant sales increased 5.3% - the 23rd consecutive quarter of comparable restaurant sales increases. Sales gains continue to be driven by strong guest count growth and increased guest satisfaction levels. In addition, Olive Garden restarted growth in new restaurants by opening six Tuscan farmhouse style restaurants during the fourth quarter. Sales of $1.58 billion for the fiscal year were almost 7% higher than the prior year, and annual average sales per restaurant increased to $3.4 million - a record level for Olive Garden. This increase in sales volume generated a strong double-digit percentage increase in operating profit for the fiscal year.


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"We are  pleased to have taken our company to yet  another  level of  excellence this year," said Brad Blum, President of Olive Garden. "Record sales and operating profits led to a record return on sales and record return on capital. These financial results reflect the Olive Garden team's success in elevating every aspect of our dining experience. Our dedication to Hospitaliano, and providing our guests a genuine Italian dining experience, makes us determined to do an even better job of offering exceptional Italian foods and wines with great hospitality in a warm, inviting environment."

BAHAMA BREEZE opened four additional restaurants during the quarter, bringing the total number of restaurants in operation to 14. The newest restaurants are located in Phoenix, Miami, Ft. Myers, FL and Atlanta. The concept continues to be well received by guests, with exceptionally strong sales volumes producing restaurant earnings levels that exceed management's expectations. Bahama Breeze has begun construction on five more restaurants set to open later this year.

SMOKEY BONES opened its second restaurant in Orlando during the quarter. Initial results from the two restaurants in operation are very encouraging, and a third restaurant is expected to open in Columbus, OH later this summer.

Other Actions

Darden  continued its repurchase of common stock in the open market,  purchasing
3.4 million shares in the fourth quarter, for a total of 11.5 million shares purchased during the year. Cumulatively, since the inception of its repurchase program in December 1995, the Company has repurchased 44.1 million shares from a total authorization of 64.6 million shares.

As a result of favorable lease terminations associated with previously announced restructuring actions, Darden reversed certain estimated liabilities in the fourth quarter. This resulted in a $3.6 million after tax unusual gain. Including this unusual gain, earnings per diluted share were $1.34 for fiscal year 2000 and 46 cents for the fourth quarter, and earnings after tax were $176.7 million for the year and $58.0 million for the quarter. This unusual gain had no impact on the Company's cash flow.

Darden Restaurants Inc., in Orlando, FL, owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones restaurants with annual sales of $3.7 billion.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE, IF ANY, ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. CERTAIN IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS, INCLUDING THE IMPACT OF CHANGING ECONOMIC OR BUSINESS CONDITIONS, THE IMPACT OF COMPETITION, THE AVAILABILITY OF FAVORABLE CREDIT AND TRADE TERMS, THE IMPACT OF CHANGES IN THE COST OR AVAILABILITY OF FOOD AND REAL ESTATE, GOVERNMENT REGULATION, CONSTRUCTION COSTS, WEATHER CONDITIONS AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.


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                            DARDEN RESTAURANTS, INC.
                             NUMBER OF RESTAURANTS

           5/28/00                                           5/30/99

               622          Red Lobster USA                      635
                32          Red Lobster Canada                    34
           -------                                           -------
               654              Total Red Lobster                669

               464          Olive Garden USA                     459
                 5          Olive Garden Canada                    5
           -------                                           -------
               469              Total Olive Garden               464

                14          Bahama Breeze                          6

                 2          Smokey Bones                           0
           -------                                           -------

             1,139              Total Restaurants              1,139


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